Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of VYNE Therapeutics Inc. of our report dated March 17, 2022, except for the effects of the reverse stock split discussed in Note 1 and the effects of discontinued operations discussed in Note 4 to the consolidated financial statements, as to which the date is March 14, 2023, relating to the financial statements, which appears in VYNE Therapeutics Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey

November 13, 2023